Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

AMC ENTERTAINMENT HOLDINGS, INC.

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

AMC Entertainment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

(a)               That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Amended and Restated Certificate of Incorporation of the Corporation (as heretofore amended and as may amended, the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of a series of Preferred Stock, par value $0.01 per share, of the Corporation designated as the Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Participating Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on August 4, 2022, filed a Certificate of Designation with respect to such Series A Participating Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).

(b)               That no shares of said Series A Participating Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

(c)               That the Board has adopted resolutions in which the Board has resolved that none of the authorized shares of Series A Participating Preferred Stock are outstanding and that none will be issued subject to the Certificate of Designation previously filed with respect to the Series A Participating Preferred Stock.

(d)               That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Participating Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer this 25 day of August 2023.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Kevin M. Connor
Name:	Kevin M. Connor
Title:	Senior Vice President, General Counsel & Secretary

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